EXHIBIT 99.1

PLATT TO JOIN ASCENDIA BOARD

Hamilton, NJ – March 4 -- Ascendia Brands, Inc. (OTC Pink Sheets:ASCB) today announced that Daniel Platt has become a Director of the Company, succeeding Michael J. Gross, who resigned effective February 21, 2008.

Mr. Platt, age 35, has been employed by Prentice Capital Management, LP since May 2006. His responsibilities at Prentice Capital include sourcing acquisition targets, structuring debt and equity for full or partial acquisitions, and oversight of debt financings for Prentice Capital’s portfolio. Mr. Platt also sits on the Board of Directors of certain of Prentice Capital’s portfolio companies. Prior to joining Prentice Capital, Mr. Platt was employed by Banc of America Securities Consumer & Retail Division where his responsibilities included originating new business, structuring transactions, leading underwritings and portfolio management. Prior to joining Banc of America in 1999, Mr. Platt held various positions with May Department Stores.

Mr. Platt received his B.A. in Finance with a minor in Japanese from the University of Massachusetts in Amherst.

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About Ascendia Brands

Ascendia Brands, Inc. is a leader in the value and premium value segments of the health and beauty care products sector. In November 2005, Ascendia expanded its range of product offerings through the acquisition of a series of brands, including Baby Magic®, Binaca®, Mr. Bubble® and Ogilvie®, and in February 2007 it acquired the Calgon™ and the healing garden® brands. The Company is headquartered in Hamilton, New Jersey, and operates two manufacturing facilities, in Binghamton, New York, and Toronto, Canada. Visit http://www.ascendiabrands.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

*Calgon is a licensed trademark.

Investor Relations Contact: John G. Nesbett/Jennifer Belodeau IMS, Inc. (203) 972-9200 jnesbett@institutionalms.com